Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-267673) and on Form S-3 (No. 333-274286, and 333-262643) of MoonLake Immunotherapeutics of our report dated February 29, 2024, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of MoonLake Immunotherapeutics, appearing in this Annual Report on Form 10-K of MoonLake Immunotherapeutics for the year ended December 31, 2023.

/s/ BAKER TILLY US, LLP

Mountain View, CA
February 29, 2024